Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PaxMedica, Inc. (the “Company”) on Form S-8 of our report dated March 29, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of PaxMedica, Inc. as of December 31, 2022 and 2021 and for the years then ended appearing in the Annual Report on Form 10-K of PaxMedica, Inc. for the years ended December 31, 2022 and 2021.

/s/ Marcum llp

Marcum llp

New York, NY

April 4, 2023